Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of Regal Entertainment Group of our report dated March 9, 2015 relating to the financial statements of National CineMedia, LLC included in the Annual Report on Form 10-K/A of Regal Entertainment Group for the year ended January 1, 2015, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Denver, CO

August 28, 2015